MONOCACY BANCSHARES, INC. AND SUBSIDIARY             EXHIBIT 11.0


                      Information used in the computation
                         of net income per common share

                                                      Six Months Ended                Three Months Ended
                                                          June 30,                         June 30,
                                                          --------                         --------
                                                 1997                1996           1997             1996
                                                 ----                ----           ----             ----
Net income                                   $1.245,664         $  970,199      $  578,423        $  501,973
                                             ==========         ==========      ==========        ==========
Weighted average common shares outstanding    1,619,611          1,605,697       1,621,463         1,606,551
                                             ==========         ==========      ==========        ==========
Earnings per common share                          $.77               $.60            $.36              $.31
                                                   ====               ====            ====              ====



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